Exhibit 99.1

Investor Contact: The Ruth Group Tram Bui Tel: 646-536-7035 tbui@theruthgroup.com

Evoke Pharma Fourth Quarter and Full Year 2018 Financial Results and FDA Communication

•	Recently received multi-disciplinary review (DR) letter from U.S. Food and Drug Administration (FDA) for Gimoti™ 505(b)(2) New Drug Application (NDA)
•	April 1, 2019 Prescription Drug User Fee Act (PDUFA) date maintained
•	Company expects to hold a conference call at a later date instead of its previously scheduled earnings conference call

SOLANA BEACH, CA, March 6, 2019 – Evoke Pharma, Inc. (NASDAQ: EVOK), a specialty pharmaceutical company focused on treatments for gastrointestinal (GI) diseases, today announced its financial results for the fourth quarter and full year ended December 31, 2018.

“We are diligently preparing a comprehensive response to address the deficiencies noted in the multi-disciplinary review letter from FDA. With no request for any additional clinical trials, we expect to submit our response shortly. This is to allow FDA time to consider data already within the NDA and additional analysis prior to the April 1st PDUFA date, which has not changed,” said Dave Gonyer, R.Ph., President and CEO. “We remain committed to seeking approval for Gimoti, our novel nasal spray for the relief of symptoms associated with diabetic gastroparesis in women, and will continue to work closely with FDA.”

Fourth Quarter and Full Year 2018 Financial Review

For the fourth quarter of 2018, net loss was approximately $1.8 million, or $0.10 per basic share, compared to a net loss of approximately $0.3 million, or $0.02 per basic share for the fourth quarter of 2017. For the year ended December 31, 2018, the net loss was approximately $7.6 million, or $0.46 per basic share. This compares to a net loss of approximately $12.2 million, or $0.82 per basic share for the full year 2017.

Research and development expenses totaled approximately $0.7 million for the fourth quarter of 2018, compared to approximately $1.6 million for the fourth quarter of 2017. For the full year 2018, research and development expenses were approximately $4.1 million compared to approximately $7.1 million in the prior year.

For the fourth quarter of 2018, general and administrative expenses were approximately $1.1 million compared to approximately $1.0 million for the fourth quarter of 2017. For the year ended December 31, 2018, general and administrative expenses were approximately $3.9 million versus approximately $4.1 million for the full year of 2017.

Total operating expenses for the fourth quarter of 2018 were approximately $1.8 million, compared to total operating expenses of approximately $2.7 million for the prior period of 2017. For the year ended December 31, 2018, total operating expenses were approximately $8.0 million compared to $11.2 million for the full year of 2017.

As of December 31, 2018, the Company’s cash and cash equivalents were approximately $5.3 million.

About Evoke Pharma, Inc.

Evoke is a specialty pharmaceutical company focused primarily on the development of drugs to treat GI disorders and diseases. The Company is developing Gimoti, a nasal spray formulation of metoclopramide, for the relief of symptoms associated with acute and recurrent diabetic gastroparesis in adult women.

Diabetic gastroparesis is a GI disorder affecting millions of patients worldwide, in which the stomach takes too long to empty its contents resulting in serious digestive system symptoms. The gastric delay caused by gastroparesis can compromise absorption of orally administered medications. Metoclopramide is currently available only in oral and injectable formulations and is the only drug currently approved in the United States to treat gastroparesis. Visit www.EvokePharma.com for more information.

Safe Harbor Statement

Evoke cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negatives of these terms or other similar expressions. These statements are based on the company’s current beliefs and expectations. These forward-looking statements include statements regarding: the potential timing of FDA action on the NDA and potential approval; and Evoke’s plans to respond to and address the deficiencies raised in the DR letter, and the potential for the FDA to review such responses prior to the PDUFA date. The inclusion of forward-looking statements should not be regarded as a representation by Evoke that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Evoke’s business, including, without limitation:  Evoke may be unable to timely respond and successfully address the concerns raised by the DR letter; the FDA may not be able to consider Evoke’s response before it takes final action on the NDA; the increased risk of the FDA issuing a Complete Response Letter (“CRL”) based on the deficiencies raised in the DR letter or other issues identified by the FDA as it completes its review of the NDA; the potential delay in the PDUFA target action date; the inherent risks of clinical development of Gimoti; Evoke could face significant additional costs due to additional regulatory requests, litigation or other events; Evoke is entirely dependent on the success of Gimoti, and Evoke cannot be certain that FDA will approve the NDA for Gimoti; Evoke will require substantial additional funding to address any deficiencies raised in a potential CRL, and may be unable to raise capital or obtain funds when needed, including to fund ongoing operations; and other risks detailed in Evoke’s prior press releases and in the periodic reports it files with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Evoke undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

(Financial Statements to Follow)

Evoke Pharma, Inc. Balance Sheet

	December 31,
	2018	2017
Assets
Current Assets:
Cash and cash equivalents	$5,319,004	$7,679,267
Prepaid expenses	329,218	251,046
Total current assets	5,648,222	7,930,313
Other assets	11,551	11,551
Total assets	$5,659,773	$7,941,864

Liabilities and stockholders' equity
Current Liabilities:
Accounts payable and accrued expenses	$476,202	$1,048,927
Accrued compensation	1,158,251	1,025,911
Total current liabilities	1,634,453	2,074,838
Warrant liability	—	3,701,277
Total liabilities	1,634,453	5,776,115

Commitments and contingencies

Stockholders' equity:
Common stock	1,743	1,541
Additional paid-in capital	82,628,312	73,202,863
Accumulated deficit	(78,604,735)	(71,038,655)
Total stockholders' equity	4,025,320	2,165,749
Total liabilities and stockholders' equity	$5,659,773	$7,941,864

Evoke Pharma, Inc. Statement of Operations

	Year Ended December 31,
	2018	2017
Operating expenses:
Research and development	$4,095,014	$7,137,493
General and administrative	3,919,671	4,093,189
Total operating expenses	8,014,685	11,230,682
Loss from operations	(8,014,685)	(11,230,682)
Other income (expense):
Interest income	15,213	6,519
Gain (loss) from change in fair value of warrant liability	433,392	(1,005,349)
Total other income (expense)	448,605	(998,830)
Net loss	$(7,566,080)	$(12,229,512)
Net loss per share of common stock, basic	$(0.46)	$(0.82)
Net loss per share of common stock, diluted	$(0.46)	$(0.90)
Weighted-average shares used to compute basic net loss per share	16,602,422	14,897,885
Weighted-average shares used to compute diluted net loss per share	16,602,422	14,951,036